Exhibit (a)(1)(E)
NOTICE OF WITHDRAWAL
Instructions
     If you previously elected to accept the offer by Micro Linear Corporation to exchange some or all of your outstanding eligible options for new options, subject to the terms and conditions set forth in the exchange offer, dated February 27, 2006, and you would like to change your election and withdraw the tender of any of your eligible options, you must complete and sign this Notice of Withdrawal and return it to Micro Linear so that we receive it before 12:00 midnight, U.S. Pacific (San Jose) Time on March 27, 2006, unless the exchange offer is extended.
     Once the Notice of Withdrawal is signed and complete, please return it to Micro Linear by one of the following means:
     By Mail or Courier
     Micro Linear Corporation
     2050 Concourse Drive
     San Jose, California 95131
     Attention: Jenette Jimenez
     Phone: (408) 433-5200
     By Facsimile
     Attention: Jenette Jimenez
     Fax No. (408) 432-1237
     By Hand or Interoffice Mail
     Attention: Jenette Jimenez
     By Email
     optionexchange@microlinear.com
     The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.
     Your tendered eligible options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an employee of Micro Linear, any previously tendered eligible options will be cancelled and exchanged pursuant to the exchange offer.
     You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Notice of Withdrawal.
     If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before 12:00 midnight, U.S. Pacific (San Jose) Time, on March 27, 2006, please contact us by phone at (408) 433-5200 or by email at optionexchange@microlinear.com to confirm that we have received your Notice of Withdrawal.
     YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS.

MICRO LINEAR CORPORATION
NOTICE OF WITHDRAWAL
To Micro Linear Corporation:
     I previously received a copy of the exchange offer, dated February 27, 2006, and the Election Form. I signed and returned the Election Form, in which I elected to tender some or all of my eligible options. I understand that Micro Linear will not accept any conditional or partial returns of individual eligible option grants and that for each eligible option grant previously tendered I must withdraw my election as to the entire eligible option grant. I wish to change that election and withdraw from the offer with respect to the eligible option grants listed below:

	Exercise Price Per Share	Total Number of
	of Common Stock Subject	Outstanding Shares
Date of Eligible Option	to Grant	Subject to Grant
1.
2.
3.
4.
     I further understand that, by signing this Notice of Withdrawal and delivering it to Micro Linear, I withdraw my acceptance of the exchange offer with respect to the eligible option grants listed above and reject the exchange offer. By rejecting the exchange offer with respect to the eligible option grants listed above, I understand that I will not receive any new options in exchange for those eligible option grants and I will retain those option grants with their existing term, exercise price, vesting schedule and other terms and conditions. I agree that Micro Linear has made no representations or warranties to me regarding my rejection of the exchange offer. The withdrawal of the eligible option grants listed above is at my own discretion. I agree that Micro Linear will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the eligible option grants listed above.
     I elect to withdraw the eligible option grants listed above that I previously chose to exchange pursuant to the exchange offer and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Eligible Employee’s Signature	Date

Eligible Employee’s Name (please print or type)

Social Security Number or Tax I.D. Number

NOTE TO MARRIED ELIGIBLE EMPLOYEES IN CALIFORNIA AND OTHER U.S. “COMMUNITY PROPERTY” STATES:
If you are married and reside in a state the laws of which provide that a spouse has a community property interest in the eligible option grants listed in the table above, in order to elect to withdraw those eligible options, your spouse must execute the Spousal Consent below, whereby such spouse agrees to be bound, and agrees that any such community property interest shall similarly be bound, by this Notice of Withdrawal. States with community property laws in addition to California are Alaska, Arizona, Idaho, Louisiana, New Mexico, Nevada, Texas, Washington and Wisconsin.
Your failure to provide your spouse’s signature constitutes your representation and warranty to Micro Linear that either you are not married or your spouse has no community or other marital property rights in the eligible option grants listed in the table above or the new options that would have been issued in exchange for those eligible option grants pursuant to the terms and conditions of the exchange offer. You should consult your personal outside advisor(s) if you have questions about the Spousal Consent below.
Spousal Consent
The undersigned spouse of the employee who has executed this Notice of Withdrawal above has read and hereby approves the submission of this Notice of Withdrawal. The undersigned agrees to be irrevocably bound by this Notice of Withdrawal and further agrees that any community property interest of such spouse shall similarly be bound by this Notice of Withdrawal. The undersigned appoints the employee who has executed this Notice of Withdrawal above as his/her attorney-in-fact with respect to any amendment or exercise of any rights under this Notice of Withdrawal.

Spouse’s Signature	Date

Spouse’s Name (please print or type)

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